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                                                                    EXHIBIT 10.2



                              SEVERANCE AGREEMENT

         This SEVERANCE AGREEMENT (`Agreement") between Micrografx, Inc., a Texas corporation and Micrografx B.V., a Dutch corporation, (collectively referred to herein as the "Company"), and Herman DeLatte ("Employee"), is entered into and effective as of the 1st day of February, 1997, and sets forth the terms and conditions concerning Employee's separation from employment with the Company.

         WHEREAS, the parties have agreed on the terms and conditions of the termination of employment of Employee from the Company;

         NOW, THEREFORE, in consideration of the agreement of such terms and conditions as contained herein, the parties agree as follows:

         1. Effective Date of Termination of Employment. The Company and Employee agree that the effective date of Employee's termination of employment is the close of business on February 1, 1997, (the "Effective Date").

         2. Severance Compensation. The Company agrees to pay Employee severance compensation and as compensation for the non-competition and duties set forth in paragraph 8, and in the aggregate amount of Six Hundred and Sixty Thousand (660,000) Dutch guilders in one single lump sum payment upon the execution of this Agreement by all parties. THE SEVERANCE PAYMENT IS MADE FOR THE LOSS OF THE INCOME IN FUTURE YEARS AT THE TERMINATION OF THE LABOR CONTRACT WITH MICROGRAFX, B.V. Such payment shall be subject to appropriate withholding and deductions consistent with the Company's normal payroll policies. Employee acknowledges that payment of the severance compensation described herein is made by the Company in consideration of the agreements, releases and undertakings of Employee made herein, and is also in full and complete satisfaction of all of the Company's obligations to Employee, including, without limitation, the Company's obligations pursuant to the (i) offer letter of October 30, 1991, (ii) Executive Severance Policy (non-change in control) dated March 24,1994, (iii) Executive Severance Agreement dated March 24, 1994,
(iv) the Employee Non-disclosure Agreement dated March 24, 1994, and (v) any document relating to tax equalization of compensation existing by virtue of the January 29, 1993 or April 18, 1996 letters from Arthur Andersen or the May 29, 1996 Email from Greg Peters, all of which agreements and any other agreements respecting employment, compensation or benefits shall hereby terminate and be of no further force or effect upon the execution of this Agreement by all parties and the payment of the sums required hereunder.

         Employee represents and warrants to the Company that no other sums are now or will be in the future due and payable to Employee by the Company other than those amounts specified in this section 2, the receipt of which is hereby acknowledged.

         3. Promissory Note. Employee acknowledges and hereby reaffirms and agrees to abide by the terms of that certain Promissory Note made by Employee and payable to the Company in the principal amount of $20,000, dated November, 1992, and agree to pay within ten (10) days of execution of this Agreement the principal amount outstanding and accrued and unpaid interest pursuant to the Promissory Note, in accordance with the terms therein. Employee agrees that the amount of such payment may be offset from other amounts to be paid hereunder. If at any time hereafter the parties discover that the Promissory Note has been satisfied and heretofore paid by Employee, Company agrees to immediately pay to Employee such amount of the Promissory Note or as set forth in any related agreement.

         4. Options and Stock. The Company and Employee acknowledge and agree that as of the Effective Date, all stock options previously granted to Employee pursuant to the company's Incentive and Nonstatutory Stock Option Plans, not otherwise vested, have been terminated and are of no further force or effect. Employee represents and warrants to the Company that he has neither purchased nor sold any shares of the common stock of the Company during the period beginning 6 months prior to January 31, 1997 and through and including the date of execution hereof not otherwise reported.


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         5. Restricted Stock. Company acknowledges Employee's entitlement to have issued 600 shares (2,400 * 25% = 600) of restricted stock which are and vested pursuant to the Company's 1993 Restricted Stock Plan. Employee agrees with such number of shares to be those to which he is entitled.

         6. Stock Purchase Plan. The Company and Employee acknowledge and agree that pursuant to the terms of the Micrografx, Inc. Employee Stock Purchase Plan ("ESPP"), his eligibility to participate in the ESPP ceased as of the Effective Date, and all moneys for ESPP previously withheld by payroll deduction during the Purchase Period in effect on the Effective Date which remain unused, have been or will be refunded to Employee by the Company. The parties acknowledge and agree that the sum of $12,464.90 will be refunded to Employee in connection therewith.

         7. Insurance Plans. The Company and Employee acknowledge and agree that as of the Effective Date, Employee has no further rights to participate in any of the Company's group or other insurance (medical, dental, life, retirement, or other insurance or group benefit programs) plans, except as may be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (i.e., COBRA), at Employee's expense.

         8. Duties of Employee

                  a. Termination as Officer and Director. The Company and Employee hereby acknowledge that all directorships, offices and other positions held by Employee with the Company and all of its subsidiaries and affiliates shall be terminated with all deliberate speed by the parties. The Company agrees to remove Employee from such positions on a timely basis, and Employee agrees to cooperate with Company in such actions.

                  b. Non-disclosure and Non-competition. Employee acknowledges that he is subject to, and Employee hereby reaffirms and agrees to abide by, the terms and conditions of that certain Employee Non-Disclosure Agreement dated March 24, 1994, and further acknowledges and agrees that the provisions of such Employee Non-disclosure Agreement shall apply without limitation to Employee. The non-competitive provisions of such agreement shall hereby be amended to be as follows:

                      Because Employee has had access to proprietary information and intellectual property and has received specialized training from the employer, Employee acknowledges that such information and training would provide an unfair advantage if used in unlimited competition with the employer. In order to avoid this, Employee agrees that with termination of the employment he shall not directly or indirectly, either as an individual as or a partner or joint-venturer, or as an employee or agent for any person, or as an officer, director or shareholder associate with, or enter into agreement written or oral, in any of the capacities aforementioned with any entity that develops, markets or distributes software products that directly compete with the following products of Micrografx:

                           1. ABC Flow Charter Suite, including ABC Flow Charter, ABC Toolkit, ABC SnapGrafx.
                           2. The Designer Power Pack Suite, including Picture Publisher Designer, Clip Art, Photos and images, third party graphics program.
                           3. ABC Graphic Suite, including Micrografx Designer, Picture Publisher, ABC Flow Charter, Instant 3-D, ABC Media Manager
                           4.  Windows Draw
                           5.  Crayola Art Studio
                           6.  Hallmark Connections Card Studio
                           7.  American Greetings Creatacard


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                      Competitors in this connection are those companies which
                      market or sell products directly competitive to those of MGX, and includes, but is not limited to, the following companies: Adobe, Corel, Visio and Macromedia. This restrictive covenant will be applicable for a period of one (1) year after termination of Employee's employment with the employer. There will be no compensation for this restrictive covenant other than the severance payment mentioned above.

                  c. Non-solicitation. For a period of one (1) year immediately following the termination of Employee's employment with the Company, Employee shall not either directly or indirectly make known to any person, firm, or corporation the names and addresses of any of the customers of the Company or any other information pertaining to the customers or call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers of the Company on whom Employee called or with whom he became acquainted during the term of employment with the Company under this Agreement, either for himself or for any other person, firm, or corporation.

                  d. Non-hire. For a period of one (1) year immediately following the termination of Employee's employment with the Company, Employee shall not employ, offer to employ, solicit or hire as an employee, agent or contractor or in any other capacity, any current employee or contractor of the Company.

                  e. Comments About the Company. Employee agrees that he will not say, publish or do any act or thing that disparages or casts the Company, its officers, directors, employees, agents and/or representatives in an unfavorable light, or which could result in injury to any such person's reputation. Employee shall make no public statements or announcements regarding his past employment by the Company or any of the matters set forth herein without first consulting with the Company and obtaining its prior written approval as to the timing and content of the proposed statements and/or announcements, except that Employee may disclose his dates of employment, title, job description and final base annual salary with the Company. The Company agrees that it shall make no public announcement regarding Employee`s past employment with the Company which disparages or casts Employee in a false light. The parties agree that neither shall make any press release or other public announcement concerning this Agreement except to the extent required by applicable law.

                  f. Assistance. Employee agrees to provide reasonable assistance to management of the Company in connection with the general operations of the business, including but not limited to, assistance in strategic business issues, operations, sales, joint venturers, personal matters, or litigation assistance. These activities shall not exceed eighteen
(18) days of time, over a six (6) month period. Time increments of less than one hour shall not be counted toward this total.

                  g. Return of Company Property. Employee agrees to return all Company property in his possession concurrently with the execution of this Agreement on both parties, including, without limitation, all computers, printers, software, hardware, communications equipment, credit cards, Airpass cards, business records and any other related items, except when the parties agree in writing to assign such item to Employee.

                  h. Referral. The Company and Employee acknowledge and agree that Employee shall direct all inquiries concerning Employee from a prospective employer of to Doug Richard, or his successor, and Mr. Richard shall provide such prospective employer only with the dates of Employee`s employment with the Company, title and final base salary, or a letter or statement which the parties may agree.

                  i. Company Car Lease Contract. Company and Employee acknowledge and agree that Employee takes over the lease contract (AVIS Contract No. 5088541) for the company Car, a Mercedes E 320, from June 1, 1997. Until this date Company will bear all the monthly costs and expenses related to the Company car. From June 1, 1997 Employee will bear all these costs and expenses.


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         9.  Releases

                  a. In consideration of the premises and mutual promises, agreements, and covenants contained herein, including the payment to Employee in which the spouse of Employee has a community property interest, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Employee and his spouse hereby fully, finally, completely and generally release the Company, its subsidiaries and/or affiliates and their respective officers, directors, employees, shareholders, attorneys, agents and representatives from any and all claims, actions, demands, losses, liabilities, expenses, obligations and/or causes of action, of whatever kind or character (collectively the "Claims"), arising out of occurrences prior to the date of execution of this Agreement, whether known or unknown, arising from, relating to, or in any way connected with Employee's employment with the Company or to any Claim or defense that Employee or his spouse may have with respect to the Promissory Note or the Loan Documents, the termination of Employee's employment with the Company, his service as an officer of the Company and any of its subsidiaries and/or affiliates, and from any and all Claims arising under the Civil Rights Act of 1964, Americans with Disabilities Act of 1990, Texas Commission on Human Rights Act, Texas Handicap Discrimination Act, and any and all other Claims arising under any statute, common law or contract (whether oral or written), and Employee and his spouse further agree not to take any legal action or file any suit, action, or proceeding against the Company, its subsidiaries and/or affiliates and their respective officers, directors, employees, shareholders, attorneys, agents or representatives related thereto, or aid, assist or abet any party pursuing a suit, action or proceeding against the Company with respect to the Claims. This release shall not affect the rights of Employee or the Company created or continued under this Severance Agreement.

                  b. In consideration of the premises and mutual promises, agreements, and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company (by and through its directors and officers) and those directors of the company listed under the acknowledgment below, hereby fully, finally, completely and generally release Employee from any and all claims, actions, demands, losses, liabilities, expenses and/or causes of action of whatever kind and character, arising out of occurrences prior to the date of execution of this Agreement, whether known or unknown, arising from, relating to, or in any way connected with Employee's employment with the Company and the termination of his employment with the Company, and his service as an officer of the Company and any of its affiliates and/or subsidiaries, arising under any statute, common law or contract (whether oral or written), but excluding the Loan Documents, provided, however, that this release is based upon Employee's representation that he has not taken any action that would make the Company, its subsidiaries and/or affiliates, or their respective officers, directors, employees, shareholders and/or agents liable for any illegal activities, and that Employee agrees to indemnify and hold the Company, its affiliates and their respective officers, directors, employees, shareholders and/or agents harmless from any and all losses, liabilities, claims, causes of actions and expenses (including attorney's fees) resulting from or arising out of any of this actions for which such parties may be held liable. This release pursuant to this subparagraph 9(b) shall in no way affect the rights of the Company or Company's and Employee's continuing obligations under this Agreement and/or pursuant to the Loan Documents or any related documentation.

                  c. Each party understands and agrees that this Agreement constitutes a valid and enforceable waiver and release, and creates enforceable rights as described herein, and acknowledges that this waiver and release is made knowingly and voluntarily.

                  d. Employee and Company agree to fully and immediately dismiss any pending administrative or judicial action that has been filed against the other.

         10. Binding Nature. EMPLOYEE, HIS SPOUSE AND THE COMPANY ACKNOWLEDGE THAT EACH HAS CAREFULLY READ THIS AGREEMENT, THAT EACH FULLY UNDERSTANDS ITS PROVISIONS AND ITS FINAL AND BINDING


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EFFECT, AND THAT EACH IS SIGNING THIS AGREEMENT VOLUNTARILY. EMPLOYEE, HIS
SPOUSE AND THE COMPANY FURTHER ACKNOWLEDGE THAT EACH HAS BEEN AFFORDED THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THEIR CHOICE PRIOR TO EXECUTING THIS AGREEMENT. THIS AGREEMENT AND ALL OF THE RIGHTS OF THE COMPANY UNDER THIS AGREEMENT WILL INURE TO THE BENEFIT OF AND WILL BE ENFORCEABLE BY THE COMPANY'S SUCCESSORS AND ASSIGNS. THIS AGREEMENT AND ALL OF THE RIGHTS OF EMPLOYEE UNDER THIS AGREEMENT WILL INURE TO THE BENEFIT OF AND WILL BE ENFORCEABLE BY HIS PERSONAL OR LEGAL REPRESENTATIVES, EXECUTORS, ADMINISTRATORS, SUCCESSORS, HEIRS, DISTRIBUTEES, DEVISEES AND LEGATEES. EMPLOYEE AND COMPANY REPRESENT THAT EACH OF THEM HAS THE REQUISITE AUTHORITY AND COMPETENCY TO EXECUTE THIS AGREEMENT, AND THE COMPANY REPRESENTS THAT THE UNDERSIGNED OFFICER HAS THE REQUISITE AUTHORITY AND COMPETENCY TO EXECUTE THIS AGREEMENT ON BEHALF OF THE COMPANY.

         11. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

         12. Waiver. No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by either of the parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

         13. Full Payment. The payments and obligations of the Company described herein satisfy all of Employee's and his spouse's Claims against the Company. Employee further agrees that he will be solely responsible for and will indemnify and hold the Company harmless from, any federal or state income tax, FICA, or other tax liability, if any, resulting from the payments made to Employee pursuant to this Agreement, or other sums previously paid to Employee during his employment by the Company, except as may have been withheld by the Company in accordance herewith. Employee and his spouse recognize that if either of them breaches their respective agreements contained herein, that they shall be jointly and severally liable to the Company as a result thereof for all payments made hereunder by the Company to Employee in reliance upon and in consideration for their respective agreements herein contained. Provided, however, notwithstanding any liability Employee or his spouse may have to the Company as a result of any breach of this Agreement, the releases, waivers and other agreements contained herein shall not be affected and shall continue in full force and effect.

         14. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE COUNTRY OF THE NETHERLANDS WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT-OF-LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES HERETO SUBMIT THEMSELVES TO THE JURISDICTION OF THE TRIBUNALS OF THE STATE OF TEXAS, INCLUDING WITHOUT LIMITATION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, AND THE COURTS OF THE NETHERLANDS WHICH MAY SO HAVE JURISDICTION, EXPRESSLY WAIVING ANY VENUE TO WHICH THEY MAY BE ENTITLED BY THEIR PRESENT OR FUTURE DOMICILES.

         15. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the


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expiration of three (3) days after being mailed by United States registered mail, return receipt requested, postage prepaid, or immediately by facsimile, addressed as follows:

         If  to Employee:           Herman DeLatte
                                    45 Chemin Du Petit
                                    1255 Veyrier
                                    Switzerland

         If to the Company:         President
                                    Micrografx, Inc.
                                    1303 Arapaho Road
                                    Richardson, Texas  75081
                                    cc: Legal Department


         Or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         16. Arbitration. Employee, his spouse and the Company agree that any dispute arising under this Agreement, shall be submitted to arbitration in Dallas, Texas in accordance with the rules of the American Arbitration Association. The decision of the arbitrator(s) will be binding, conclusive and nonappealable, and that costs of such arbitration shall be paid by the party charged by the arbitrator(s) in rendering its (their) decision. Employee and his spouse agree that, notwithstanding this provision, (i) the Company may use any judicial or non-judicial remedy to enforce any obligation of Employee and/or his spouse arising under the Promissory Note or the Loan Documents, and
(ii) the Company may obtain any injunctive, equitable or common law relief necessary to enforce Employee's obligations arising under sections 8(b) and 8(d) of this Agreement.

         17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. Equitable Remedies. Employee and the Company acknowledge that neither he nor the Company would enter into this Agreement but for the agreements of the other contained herein and that the other would be irreparably injured by a violation of the provisions of this Agreement and that neither would have adequate remedy at law in the event of such violation. Therefore, Employee and the Company acknowledge that injunctive relief, specific performance or any other appropriate equitable remedy (without bond or other security being required) are appropriate remedies to enforce compliance by the other of its obligations hereunder.

         19. Entire Agreement. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and there are no understandings or agreements relative to this Agreement which are not fully expressed in this Agreement, except for that certain Employee Non-disclosure Agreement dated March 24, 1994, between Employee and the Company and the Loan Documents. All prior agreements between the parties with respect to the subject matter of this Agreement, whether oral or written, are expressly superseded by this Agreement. No change, waiver or discharge of this Agreement will be valid unless in writing and signed by the party against which such change, waiver or discharge is to be enforced.


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         This Agreement is executed on this 6th day of February, 1997, to be effective as of the Effective Date.

MICROGRAFX, INC.                              Employee



By:    /s/ DOUGLAS RICHARD                    /s/ HERMAN DELATTE
       ----------------------------           --------------------------------
Title: President
       ----------------------------


MICROGRAFX B.V.



By:    /s/ R. EDWIN PEARCE
       ----------------------------
Title: Managing Director
       ----------------------------

                      ACKNOWLEDGMENT AND FURTHER AGREEMENT

         I, Mrs. DeLatte, for the consideration to my spouse Herman DeLatte in which I have a community property interest, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby acknowledge and agree to abide by the terms and conditions of this Agreement.

                                                  Spouse


                                                  /s/  MRS. DELATTE
                                                  -----------------------------

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